Exhibit 99.2

Renaissance Learning® Announces Second Quarter Financial Results

WISCONSIN RAPIDS, Wis., – July 19, 2004 – Renaissance Learning®, Inc. (Nasdaq: RLRN - News), a leading provider of learning information systems and school improvement programs for pre-K-12 schools, today announced financial results for the three and six month periods ended June 30, 2004. Revenues for the second quarter of 2004 were $31.2 million, a decrease of 7.2% from second quarter 2003 revenues of $33.6 million. Net income for the quarter was $7.7 million compared to net income of $9.0 million for the second quarter 2003, a decrease of 14.4%. Earnings per share for the quarter were $0.25, compared to $0.29 per share for second quarter 2003.

Revenues for the six-month period ended June 30, 2004 were $62.7 million, down 7.6% from the 2003 revenues of $67.8 million. Net income for the six- month period of $13.6 million was down by 18.1% from the 2003 net income of $16.6 million. Earnings per share for the first half of 2004 was $0.44 per share compared to $0.53 per share earned in the first six months of 2003.

"Second quarter financial results continued to be affected by the difficult school funding environment and the transition to our new subscription based Renaissance Place platform," commented John R. Hickey, president and chief executive officer of Renaissance Learning, Inc. "However, with deferred revenue growth of about $2.1 million over the previous quarter there is strong evidence we have turned the corner and that our strategies are working. Over 2,200 schools have purchased Renaissance Place and quote activity continues to be excellent."

"Although it now appears unlikely that we will achieve full year growth for 2004, we expect our second half sales and earnings to grow over the same period of 2003," continued Hickey. "Even more important, we expect Renaissance Place and our new services will continue to gain momentum making the longer term look quite promising."

Renaissance Learning added about 600 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools using Company products to over 66,000. Of these, about 63,000 use the Company's reading products and about 24,000 use math.

The Company will hold a conference call at 4:00 p.m. CDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 19, 2004 at 8:00 p.m. through July 26, 2004 at 11:59 p.m. The replay dial-in is 877-519-4471. The conference ID number to access the replay is 4938518.

Renaissance Learning®, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. Adopted by over 66,000 schools, Renaissance information technology products give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Renaissance Learning has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, the introduction and acceptance of new products and services, and new marketing approaches. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other Securities and Exchange Commission filings which factors are incorporated herein by reference.

(tables to follow)

RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

Three Months

Six Months

ended June 30,

ended June 30,

	2003	2004	2003	2004
Net sales:
Products	$26,315	$28,698	$51,400	$55,888
Services	4,866	4,918	11,314	11,955
Total net sales	31,181	33,616	62,714	67,843

Cost of sales:
Products	1,798	2,856	3,588	6,024
Services	2,191	2,045	5,937	5,402
Total cost of sales	3,989	4,901	9,525	11,426

Gross profit	27,192	28,715	53,189	56,417

Operating expenses:
Product development	4,247	4,201	8,451	8,664
Selling and marketing	7,667	6,748	17,017	14,851
General and administrative	3,366	3,942	6,763	7,405
Total operating expenses	15,280	14,891	32,231	30,920

Operating income	11,912	13,824	20,958	25,497

Other income (expense), net	287	712	672	1,444

Income before taxes	12,199	14,536	21,630	26,941

Income taxes	4,514	5,560	8,003	10,305

Net income	$7,685	$8,976	$13,627	$16,636

Earnings per share:
Basic	$0.25	$0.29	$0.44	$0.53
Diluted	$0.25	$0.29	$0.44	$0.53

Weighted average shares outstanding:
Basic	31,076,098	30,927,711	31,019,830	31,289,921
Diluted	31,254,214	31,091,949	31,228,966	31,423,459

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

June 30,

December 31,

2004

2003

(Unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$21,524	$62,524
Investment securities	24,476	42,825
Accounts receivable, net	13,503	13,182
Inventories	2,780	2,354
Prepaid expenses	702	1,352
Deferred tax asset	3,833	3,743
Other current assets	621	889
Total current assets	67,439	126,869

Investment Securities	15,132	6,485
Property, plant and equipment, net	19,765	20,536
Deferred tax asset	1,687	1,795
Other assets	3,710	3,746

Total assets	$107,733	$159,431

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,457	$3,144
Deferred revenue	12,920	10,705
Payroll and employee benefits	3,250	3,153
Income taxes payable	503	2,295
Other current liabilities	4,357	4,869
Total current liabilities	23,487	24,166
Deferred revenue	576	800
Deferred compensation	1,095	958
Total liabilities	25,158	25,924

Minority interest	154	177

Total shareholders’ equity	82,421	133,330

Total liabilities and shareholders’ equity	$107,733	$159,431

______________________________

Source: Renaissance Learning®, Inc.